EX 99.28(j)

Consent of Independent Registered Public Accounting Firm

The Board of Managers
JNL Variable Fund LLC:

We consent to the use of our report dated February 26, 2015, incorporated herein by reference, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.
/s/ KPMG LLP

September 23, 2015
Chicago, Illinois